Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS STRONG SECOND QUARTER NET INCOME OF $803 MILLION

First Half 2010 Net Income of $1.5 Billion Doubles First Half 2009

Capital Further Strengthened by PNC Global Investment Servicing Sale July 1

PITTSBURGH, July 22, 2010 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $803 million, or $1.47 per diluted common share, for the second quarter of 2010 compared with net income of $671 million, or $.66 per diluted common share, for the first quarter of 2010 and net income of $207 million, or $.14 per diluted common share, for the second quarter of 2009. The company earned net income of $1.5 billion, or $2.15 per diluted common share, for the first six months of 2010 compared with $737 million, or $1.16 per diluted common share, for the first six months of 2009.

“PNC reported strong second quarter financial results reflecting revenue growth, well-managed expenses and stabilizing credit quality,” said James E. Rohr, chairman and chief executive officer. “We successfully completed the National City conversion encompassing 6 million customers and 1,300 branches in nine states, providing further growth opportunities throughout our expanded footprint. The quality of our balance sheet has served us well and our robust earnings added to equity. As we look to the future, PNC’s vision, values and execution capabilities position us to successfully compete despite the regulatory changes and economic challenges facing the industry.”

Second quarter 2010 net income per diluted common share would have been $1.60 excluding $.13 per diluted common share for integration costs. First quarter 2010 net income per diluted common share would have been $1.31 excluding $.50 per diluted common share related to the redemption of TARP preferred shares and $.15 per diluted common share for integration costs. Second quarter 2009 net income per diluted common share would have been $.34 excluding $.20 per diluted common share for integration costs. The Consolidated Financial Highlights accompanying this news release include reconciliations of reported to adjusted results including those referred to in this news release.

- more -

PNC Reports Strong Second Quarter Net Income of $803 Million – Page 2

Income Statement Highlights

•

Strong earnings in the quarter were driven by higher revenue, lower expenses and stabilizing credit quality. Compared with first quarter 2010, pretax pre-provision earnings increased 16 percent to $1.9 billion and were $1.1 billion higher than the provision for credit losses of $.8 billion.

•

Total revenue increased 4 percent to $3.9 billion compared with the linked quarter and was derived from well-diversified sources. Net interest income increased 2 percent due to lower funding costs and noninterest income increased 7 percent primarily from net gains on asset sales.

•

Noninterest expense declined by 5 percent to $2.0 billion compared with the first quarter of 2010 reflecting disciplined expense management, additional acquisition-related cost savings and the reversal of certain accrued liabilities.

Balance Sheet Highlights

•

PNC remains committed to responsible lending to support economic growth. Loans and commitments originated and renewed totaled approximately $40 billion in the second quarter and $72 billion for the first half of 2010. At June 30, 2010, loans totaled $154 billion and decreased $2.9 billion during the quarter primarily due to loan repayments, dispositions and net charge-offs that exceeded customer loan demand.

•

The company reduced the average rate paid on deposits by 10 basis points to .71 percent in second quarter 2010 from .81 percent in the first quarter primarily due to repricing certificates of deposit and other time deposits which decreased $3.1 billion or 6 percent during the second quarter. Total deposits declined by $3.7 billion during the quarter to $179 billion at June 30, 2010.

•	PNC remained core funded with a loan to deposit ratio of 86 percent at June 30, 2010 providing a strong bank liquidity position to support growth.

•

PNC’s estimated Tier 1 common capital ratio grew to 8.4 percent at June 30, 2010 and on a pro forma basis would have been an estimated 9.0 percent based on the sale of PNC Global Investment Servicing on July 1, 2010.

Credit Quality Highlights

•

Credit quality showed signs of stabilization during the second quarter of 2010. Nonperforming assets declined by $465 million in the quarter to $6.1 billion as of June 30, 2010. Accruing loans past due improved during the quarter. The allowance for loan and lease losses was $5.3 billion, or 3.46 percent of total loans and 101 percent of nonperforming loans, as of June 30, 2010. Net charge-offs to average loans of 2.18 percent compared favorably to industry ratios.

•

Sales of residential mortgage and brokered home equity loans from the distressed assets portfolio with unpaid principal balances of approximately $2.0 billion at June 30, 2010 are expected to close in the third quarter. As a result, PNC recorded an additional provision for credit losses of $109 million and net charge-offs of $75 million in second quarter 2010.

Integration Highlights

•

PNC successfully completed the National City conversion of 16 million accounts, 6 million customers and 1,300 branches in nine states in one of the largest branch conversions in U.S. banking history. The company achieved acquisition cost savings of $1.6 billion on an annualized basis in the second quarter of 2010, well ahead of the original target amount and schedule, and established a new goal of $1.8 billion by the end of 2010.

- more -

PNC Reports Strong Second Quarter Net Income of $803 Million – Page 3

CONSOLIDATED REVENUE REVIEW

Total revenue remained strong at $3.9 billion for the second quarter of 2010, an increase of 4 percent from the first quarter of 2010 and 3 percent compared with the second quarter of 2009. Net interest income of $2.4 billion increased 2 percent compared with the first quarter of 2010 and 11 percent compared with the second quarter of 2009. The net interest margin increased to 4.35 percent for the second quarter of 2010 compared with 4.24 percent for first quarter 2010 and 3.60 percent in the second quarter of 2009. The increases in net interest income and the margin compared with both the first quarter of 2010 and the second quarter of 2009 primarily resulted from the impact of lower deposit and borrowing costs somewhat offset by lower yields on the company’s investment securities portfolio. The interest rate paid on deposits declined by 10 basis points to .71 percent for the second quarter of 2010 compared with .81 percent for the first quarter of 2010 and decreased from 1.25 percent in the second quarter of 2009. The decline in the rate paid on deposits largely resulted from the retention and repricing at lower market rates of relationship-based certificates of deposit along with the planned run off of maturing nonrelationship certificates of deposit and other time deposits.

Noninterest income increased to $1.5 billion for the second quarter of 2010 compared with $1.4 billion for the first quarter of 2010 and declined from $1.6 billion in the second quarter of 2009. Residential mortgage fees increased $32 million, or 22 percent, over first quarter 2010 as a result of higher loan servicing and loan sales revenue. Consumer service fees increased $19 million, or 6 percent, on a linked quarter basis due to growth in transaction volume-related fees. Service charges on deposits increased $9 million, or 5 percent, compared with first quarter 2010 primarily due to seasonally higher volume. Asset management fees declined by $16 million, or 6 percent, from the first quarter due to the lower equity markets. Corporate service fees declined $7 million, or 3 percent, compared with the linked quarter largely as a result of lower revenue associated with commercial mortgage special servicing partially offset by higher merger and acquisition advisory fees. Other noninterest income of $217 million in the second quarter of 2010 decreased $23 million from the linked quarter and included lower customer-related trading results. The net effect to second quarter 2010 noninterest income of net securities gains and other-than-temporary impairment losses on securities was a $53 million gain compared with a net loss of $26 million in the first quarter of 2010. Net securities gains during the quarter primarily resulted from sales of agency residential mortgage-backed and U.S. Treasury securities. The decline in noninterest income compared with the second quarter of 2009 was primarily due to lower residential mortgage loan sales revenue and customer-related trading income somewhat offset by improved results on private equity and alternative investments.

- more -

PNC Reports Strong Second Quarter Net Income of $803 Million – Page 4

CONSOLIDATED EXPENSE REVIEW

Noninterest expense for the second quarter of 2010 was $2.0 billion, a reduction of 5 percent compared with the first quarter of 2010 and 20 percent compared with the second quarter of 2009. The linked quarter decline was mainly due to the impact of higher acquisition-related cost savings and the reversal of certain accrued liabilities, with $73 million associated with a franchise tax settlement and $47 million associated with an indemnification charge for certain Visa litigation. Annualized acquisition cost savings reached $1.6 billion in the second quarter of 2010, higher and earlier than the original goal of $1.2 billion. Integration costs were $100 million for the second quarter of 2010, $113 million for the first quarter of 2010 and $125 million for the second quarter of 2009. Noninterest expense decreased $490 million compared with the year ago quarter primarily due to the impact of higher acquisition cost savings, a second quarter 2009 special FDIC assessment of $133 million and the accrued liability reversals.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $262 billion at June 30, 2010 compared with $265 billion at March 31, 2010 and $280 billion at June 30, 2009. The decrease in both comparisons was primarily attributable to lower loans as payoffs, dispositions and net charge-offs outpaced customer loan demand and to lower investment securities in the linked quarter comparison.

Average loans of $155 billion for the quarter decreased $3.9 billion, or 2 percent, compared with the first quarter and $14.0 billion, or 8 percent, compared with the second quarter of 2009. The decrease compared with the linked quarter was primarily due to continued soft customer demand and loan repayments reflected in the declines of 7 percent in commercial real estate loans, 4 percent in residential mortgage loans and 2 percent in commercial loans. The decrease in average loans compared with second quarter 2009 was primarily due to reduced loan demand, paydowns and net charge-offs. PNC is committed to providing credit and liquidity to qualified borrowers. Total loan originations and new commitments and renewals were approximately $40 billion in the second quarter of 2010, $32 billion in the first quarter of 2010 and $29 billion for the second quarter of 2009. Included in these amounts were originations for first mortgages of $2.3 billion in the second quarter of 2010, $2.0 billion in the first quarter of 2010 and $6.4 billion in the second quarter of 2009.

Loans held for sale averaged $2.6 billion in the second quarter of 2010 compared with $2.5 billion in the first quarter of 2010 and $4.8 billion in the second quarter of 2009. The decrease from second quarter 2009 was primarily due to lower residential mortgage loan originations.

- more -

PNC Reports Strong Second Quarter Net Income of $803 Million – Page 5

Average investment securities for the second quarter of 2010 were $55.4 billion, a decrease of $1.2 billion, or 2 percent, compared with the first quarter of 2010 and an increase of $4.5 billion, or 9 percent, compared with the second quarter of 2009. The linked quarter decrease was due to prepayments and paydowns along with net sales of agency residential mortgage-backed securities. The increase in securities over second quarter 2009 reflected net investments of a portion of available liquidity in lower risk assets, primarily U.S. Treasury securities. The June 30, 2010 available for sale investment securities balance included a net unrealized pretax loss of $.7 billion representing the difference between fair value and amortized cost compared with net unrealized pretax losses of $1.6 billion at March 31, 2010 and $3.8 billion at June 30, 2009. The improvement in the net unrealized pretax loss compared with both prior periods was due to lower market interest rates and improved liquidity in non-agency residential and commercial mortgage-backed securities markets.

Average deposits of $182 billion declined $.8 billion compared with the first quarter of 2010 and $10.4 billion, or 5 percent, compared with the second quarter of 2009. In both comparisons, average deposits decreased due to the continued reduction of high-cost and primarily nonrelationship certificates of deposit and other time deposits, partially offset by growth in average transaction deposits. This was consistent with PNC’s overall deposit strategy focused on growing demand and other transaction deposits as a lower-cost funding source and the cornerstone product of customer relationships. At June 30, 2010, transaction deposits decreased by $.7 billion compared with March 31, 2010 due to non-retail interest-bearing demand and money market deposit balance declines at quarter end related to corporate client activity.

Average borrowed funds for the second quarter of 2010 were $41.2 billion, a decrease of $1.1 billion, or 3 percent, compared with the first quarter of 2010 and $5.0 billion, or 11 percent, compared with the second quarter of 2009. The declines in both comparisons were due to maturities of Federal Home Loan Bank borrowings partially offset by an increase in other borrowed funds in the 2009 quarter comparison primarily as a result of the consolidation of Market Street Funding and credit card trusts as of January 1, 2010. In May 2010, PNC issued $.5 billion of senior notes.

PNC further enhanced the quality of its capital during the second quarter of 2010 through earnings retention and an improvement in accumulated other comprehensive loss primarily related to the securities portfolio. Common shareholders’ equity grew to $27.7 billion at June 30, 2010 compared with $26.5 billion at March 31, 2010 and $19.4 billion at June 30, 2009. The year-over-year increase in common equity reflected retention of earnings and $3.45 billion of new common equity issued in first quarter 2010. Also in the first quarter of 2010, PNC redeemed all of the $7.6 billion of preferred shares issued to the U.S. Treasury under the TARP Capital Purchase Program.

The Tier 1 common capital ratio increased to an estimated 8.4 percent at June 30, 2010 from 7.9 percent at March 31, 2010 and 5.3 percent at June 30, 2009. The Tier 1 risk-based capital ratio increased to an estimated 10.8 percent from 10.3 percent at March 31, 2010 and 10.5 percent at June 30, 2009. Increases in both ratios were largely attributable to retained earnings and, in the comparison

- more -

PNC Reports Strong Second Quarter Net Income of $803 Million – Page 6

with a year ago, the common equity issuance. The TARP redemption impacted the Tier 1 risk-based capital ratio comparison with the prior year second quarter. On a pro forma basis giving effect to the July 1, 2010 sale of PNC Global Investment Servicing, PNC’s Tier 1 common capital ratio would have been an estimated 9.0 percent and the Tier 1 risk-based capital ratio would have been an estimated 11.4 percent at June 30, 2010. The PNC board of directors recently declared a quarterly common stock cash dividend of 10 cents per share payable on July 24, 2010.

ASSET QUALITY REVIEW

Credit quality showed further signs of stabilization during the second quarter of 2010. Nonperforming assets declined by $465 million, or 7 percent, to $6.1 billion as of June 30, 2010 from $6.5 billion at March 31, 2010. Nonperforming assets totaled $4.7 billion at June 30, 2009. Nonperforming assets to total assets were 2.32 percent at June 30, 2010 compared with 2.46 percent at March 31, 2010 and 1.66 percent at June 30, 2009. Included in nonperforming assets were troubled debt restructured loans of $490 million at June 30, 2010, $385 million at March 31, 2010 and $127 million at June 30, 2009. The net increase in troubled debt restructurings reflected continued efforts to work with borrowers experiencing financial difficulties. Troubled debt restructurings that have been returned to performing status totaled $341 million at June 30, 2010 compared with $217 million at March 31, 2010.

Delinquency measures improved. Accruing loans past due 90 days or more declined to $647 million at June 30, 2010 from $846 million at March 31, 2010 and $1.0 billion at June 30, 2009, the second consecutive quarterly decline. Accruing loans past due 30 to 89 days also fell to $1.8 billion at June 30, 2010 from $2.5 billion at March 31, 2010 and $2.2 billion at June 30, 2009.

The provision for credit losses was $823 million for the second quarter of 2010 compared with $751 million for the first quarter of 2010 and $1.1 billion in the second quarter of 2009. The increase compared with the linked quarter related to a $109 million provision associated with the third quarter sales of residential mortgage and brokered home equity loans from the distressed assets portfolio with unpaid principal balances of approximately $2.0 billion and carrying value of approximately $1.0 billion. Net charge-offs for the second quarter of 2010 were $840 million, or 2.18 percent of average loans on an annualized basis, compared with $691 million, or 1.77 percent, for the first quarter of 2010 and $795 million, or 1.89 percent, for the second quarter of 2009. Net charge-offs for the second quarter of 2010 included $75 million related to the third quarter loan sales from the distressed assets portfolio.

The allowance for loan and lease losses was $5.3 billion at June 30 and March 31, 2010 and $4.6 billion at June 30, 2009. The allowance for loan and lease losses to total loans increased to 3.46 percent at June 30, 2010 compared with 3.38 percent at March 31, 2010 and 2.77 percent at June 30, 2009. The allowance to nonperforming loans was 101 percent at June 30, 2010, 92 percent at March 31, 2010 and 110 percent at June 30, 2009.

- more -

PNC Reports Strong Second Quarter Net Income of $803 Million – Page 7

BUSINESS SEGMENT RESULTS

Retail Banking

Retail Banking earned $85 million for the second quarter of 2010 compared with $24 million for the first quarter of 2010 and $61 million for second quarter 2009. The increase in earnings over the linked quarter was primarily due to lower credit costs. Earnings increased from the prior year second quarter as a result of lower credit costs and well-managed expenses partially offset by lower interest credits assigned to deposits and a decline in fees. Retail Banking continued to maintain its focus on growing customers and deposits, customer and employee satisfaction, investing in the business for future growth, as well as effective expense management during this period of market and economic uncertainty. The deposit strategy of Retail Banking is to remain disciplined on pricing while targeting specific products and markets for growth.

Retail Banking overview:

•

Success in implementing Retail Banking’s deposit strategy resulted in growth in average transaction deposits of $1.8 billion, or 2 percent, compared with the linked quarter and $2.8 billion, or 4 percent, compared with the prior year second quarter. Excluding approximately $1.9 billion of average transaction deposits from second quarter 2009 balances related to branch divestitures, average transaction deposits increased $4.7 billion, or 6 percent, over the prior year second quarter. The growth in transaction deposits was more than offset by planned run off of higher rate certificates of deposit net of successful retention of customer relationships. A continued decline in certificates of deposit is expected over the remainder of 2010.

•

Retail Banking continued to focus on expanding and deepening customer relationships. Checking relationships grew by 20,000 during the second quarter of 2010, better than expected in consideration of the impact of branch conversion activities in many markets. In addition, active online bill payment customers grew by 5 percent during the second quarter.

•

Average loans decreased $.5 billion, or 1 percent, over the first quarter of 2010 and increased $2.2 billion, or 4 percent, compared with the year-ago quarter. Both comparisons reflected lower commercial, home equity and residential mortgage loans in second quarter 2010. The increase over the second quarter of 2009 resulted from consolidation of the securitized credit card portfolio and higher education loans.

•

Net interest income for the second quarter of 2010 increased by $16 million, or 2 percent, compared with the linked quarter and decreased by $16 million, or 2 percent, compared with the second quarter of 2009. The increase over the first quarter was driven by higher transaction deposits and education loans partially offset by lower home equity, commercial and residential mortgage loans. The decline from the prior year quarter resulted from lower interest credits assigned to deposits partially offset by a benefit from the consolidation of the securitized credit card portfolio and higher transaction deposits and education loans.

•

Noninterest income increased $20 million, or 4 percent, compared with the linked quarter and declined $56 million, or 10 percent, from the second quarter of 2009. The linked quarter comparison was positively impacted by seasonal increases in service charges on deposits and growth in transaction volume-related fees. In the year-over-year comparison, fees declined due to the consolidation of the securitized credit card portfolio, decreases in service charges on deposits primarily related to reduced overdraft charges, lower brokerage fees and the impact of branch divestitures somewhat offset by growth in transaction volume-related fees. New rules set forth in Regulation E related to overdraft charges are expected to negatively impact Retail Banking revenue in the second half of 2010 by approximately $145 million.

- more -

PNC Reports Strong Second Quarter Net Income of $803 Million – Page 8

•

Noninterest expense for the second quarter increased $19 million, or 2 percent, over the first quarter and declined $71 million, or 7 percent, from the prior year second quarter. The linked quarter increase resulted from higher volume-related costs tied to revenue increases and seasonally higher expenses. In the year-over-year quarter comparison, expenses were well-managed as continued investments in distribution channels were more than offset by acquisition cost savings and the required branch divestitures.

•

Provision for credit losses was $280 million for the second quarter of 2010 compared with $339 million in the first quarter and $304 million in the second quarter of 2009. Credit quality showed signs of stabilization during the second quarter of 2010.

•

Retail Banking had 2,458 branches and an ATM network of 6,539 machines at June 30, 2010. During the second quarter of 2010, PNC opened 8 traditional branches and 13 in-store branches, consolidated 24 branches and had a net increase of 72 ATMs. The decrease in branches was primarily driven by acquisition-related branch consolidations.

Corporate & Institutional Banking

Corporate & Institutional Banking earned $443 million in the second quarter of 2010 compared with $360 million in the first quarter of 2010 and $107 million in the second quarter of 2009. Earnings increased in both comparisons primarily due to a lower provision for credit losses and higher net interest income partially offset by a decline in noninterest income.

Corporate & Institutional Banking overview:

•

Net interest income for the second quarter of 2010 of $923 million increased $46 million compared with the first quarter of 2010 and $37 million compared with the second quarter of 2009. Both comparisons were driven by improved loan spreads and an increase in average deposits which more than offset reduced loan balances.

•

Corporate service fees were $237 million in the second quarter of 2010 compared with $242 million in the first quarter of 2010 and $236 million in the second quarter of 2009. The linked quarter comparison reflected higher merger and acquisition advisory and syndication fees. The comparison was also impacted by first quarter 2010 commercial mortgage special servicing ancillary income.

•

Other noninterest income was $59 million in the second quarter of 2010 compared to $129 million in the first quarter of 2010 and $161 million in the second quarter of 2009. The decrease in both comparisons was primarily due to valuations associated with commercial mortgage loans held for sale, net of hedges, and client-related trading positions and to the sale of Red Capital Group, a noncore business, during second quarter 2010. First quarter 2010 included higher syndication underwriting revenue.

•

Noninterest expense was $421 million in the second quarter of 2010 compared with $445 million in the first quarter of 2010 and $467 million in the second quarter of 2009. The decline in both comparisons resulted in part from the sale of Red Capital Group. Second quarter 2009 included net losses on the disposition of repossessed assets and lease residual impairment charges.

•

Provision for credit losses was $97 million in the second quarter of 2010 compared with $236 million in the first quarter of 2010 and $649 million in the second quarter of 2009. The decrease in both comparisons was due to improvements in portfolio credit quality along with lower loan balances and loan commitment levels. Net charge-offs for the second quarter of 2010 were $243 million compared with $271 million in first quarter 2010 and $322 million in the second quarter of 2009. Net charge-offs and nonperforming assets within the portfolio stabilized.

- more -

PNC Reports Strong Second Quarter Net Income of $803 Million – Page 9

•

Average loans were $64 billion for the second quarter of 2010 compared with $66 billion in the first quarter of 2010 and $74 billion in the second quarter of 2009. The decline in loans in both comparisons was largely due to planned exits of certain client relationships combined with continued soft utilization rates.

•

Average deposits were $43 billion in the second quarter of 2010, an increase of $.8 billion, or 2 percent, in the linked quarter and an increase of $7.2 billion, or 20 percent, compared with the second quarter of 2009. Customers continued to move balances into noninterest-bearing demand deposits from off-balance sheet sweep products.

•

The commercial mortgage servicing portfolio was $265 billion at June 30, 2010 compared with $282 billion at March 31, 2010 and $269 billion at June 30, 2009. The decreases were driven by the sale of Red Capital Group partially offset by continued growth in the agency and conventional servicing portfolios.

Asset Management Group

Asset Management Group earned $29 million in the second quarter of 2010 compared with $39 million in the first quarter of 2010 and $8 million in the second quarter of 2009. Assets under administration were $199 billion as of June 30, 2010. The earnings decline from the linked quarter was driven by lower asset management fees resulting from lower equity markets, a seasonal decline in tax service fees and a higher provision for credit losses. The increase in earnings from the prior year quarter was attributable to a lower provision for credit losses, lower expenses and growth in asset management fees. During the quarter, the business successfully executed its final National City trust system conversion.

Asset Management Group overview:

•

Assets under administration decreased to $199 billion at June 30, 2010 compared with $209 billion at March 31, 2010 and $222 billion at June 30, 2009. Discretionary assets under management were $99 billion at June 30, 2010 compared with $105 billion at March 31, 2010 and $98 billion at June 30, 2009. The decline in the linked quarter comparison was driven by the lower equity markets. In the year-over-year comparison, discretionary assets increased from client growth and equity market improvement while nondiscretionary assets declined from exits of noncore products and relationships.

•

Noninterest income of $154 million for the quarter decreased $10 million, or 6 percent, compared with the linked quarter and increased $3 million, or 2 percent, compared with the second quarter of 2009. The linked quarter decline was due to the lower equity market values and a seasonal decline in tax services revenue. The year-over-year increase resulted from client growth and higher equity market values partially offset by revenue declines attributable to exited noncore businesses.

•

Net interest income of $66 million in the second quarter was relatively consistent with first quarter 2010 and $9 million, or 12 percent, below the second quarter of 2009. The decrease was primarily due to lower yields on loans.

•

Noninterest expense of $160 million in the second quarter of 2010 increased $3 million, or 2 percent, compared with the linked quarter and decreased $7 million, or 4 percent, from the year-ago quarter. The year-over-year decline was attributable to acquisition-related cost savings and disciplined expense management.

- more -

PNC Reports Strong Second Quarter Net Income of $803 Million – Page 10

•

Provision for credit losses was $14 million for the second quarter of 2010 compared with $9 million for the first quarter of 2010 and $46 million for the second quarter of 2009. Net charge-offs were $16 million for the second quarter compared with $4 million in the linked quarter and $21 million in the second quarter of 2009. The allowance for loan losses as a percent of total loans was consistent with the linked quarter.

•

Average deposits for the quarter increased $71 million, or 1 percent, compared with the linked quarter and increased $177 million, or 3 percent, over the prior year second quarter. Money market and demand deposit growth was substantially offset by the strategic runoff of higher rate certificates of deposit in both comparisons. Average loan balances decreased $44 million, or 1 percent, compared with the linked quarter and $347 million, or 5 percent, from the prior year second quarter as home equity loan growth was more than offset by declines in commercial and residential mortgage loans.

Residential Mortgage Banking

Residential Mortgage Banking earned $92 million in the second quarter of 2010 compared with $82 million in the first quarter of 2010 and $92 million in the second quarter of 2009. Earnings increased over the linked quarter due to higher net hedging gains on mortgage servicing rights and increased loan sales revenue.

Residential Mortgage Banking overview:

•

Total loan originations were $2.3 billion for the second quarter of 2010 compared with $2.0 billion in the first quarter of 2010 and $6.4 billion in the second quarter of 2009. The linked quarter increase primarily resulted from seasonal factors. The decline compared with the second quarter of last year was driven by significantly higher refinance volume in the 2009 quarter. Loans continued to be primarily originated through direct channels under FNMA, FHLMC and FHA/VA agency guidelines.

•

Residential mortgage loans serviced for others totaled $137 billion at June 30, 2010 compared with $141 billion at March 31, 2010 and $161 billion at June 30, 2009. Payoffs continued to outpace new direct loan origination volume during the quarter. The decline from a year earlier also reflected the sale of $7.9 billion of servicing in the fourth quarter of 2009.

•

Noninterest income was $182 million in the second quarter of 2010 compared with $154 million in first quarter 2010 and $245 million in the second quarter of 2009. The linked quarter increase reflected higher net hedging gains on mortgage servicing rights and increased loan sales revenue. The year-over-year quarter decline was due to reduced loan sales revenue reflective of strong loan origination refinance volume in the second quarter of 2009.

•

Net interest income was $73 million in the second quarter of 2010 compared with $80 million in the first quarter of 2010 and $87 million in the second quarter of 2009. The decrease compared with the first quarter was primarily driven by reduced interest earned on escrow deposit balances. The decline from the second quarter of 2009 resulted from lower escrow deposit balances and residential mortgage loans held for sale.

•

Noninterest expense declined to $109 million in the second quarter of 2010 compared with $121 million in the first quarter and $176 million in the second quarter of 2009. The linked quarter decline reflected reduced foreclosure expense. The year-over-year quarter decline in loan origination volume drove the reduction in expenses.

•

The fair value of mortgage servicing rights was $1.0 billion at June 30, 2010 compared with $1.3 billion at March 31, 2010 and $1.5 billion at June 30, 2009. The decline in fair value in both comparisons was primarily attributable to lower mortgage rates at June 30, 2010 and a smaller mortgage servicing portfolio in the prior year quarter comparison.

- more -

PNC Reports Strong Second Quarter Net Income of $803 Million – Page 11

Distressed Assets Portfolio

Distressed Assets Portfolio segment had a loss of $86 million for the second quarter of 2010 compared with earnings of $72 million in the first quarter of 2010 and earnings of $155 million for the second quarter of 2009. Earnings decreased in both comparisons due to a higher provision for credit losses.

Distressed Assets Portfolio overview:

•

Average loans were $18 billion in the second and first quarters of 2010 and $22 billion in the second quarter of 2009. The decline from second quarter 2009 was due to paydowns, net charge-offs and portfolio management activities including loan sales.

•

Net interest income was $339 million for the second quarter of 2010 compared with $338 million for the first quarter of 2010 and $295 million for the second quarter of 2009. The increase in the year-over-year comparison was driven by higher accretion on impaired loans partially offset by a decrease in average loans.

•

Noninterest income was a loss of $1 million for both 2010 quarters and revenue of $39 million in the second quarter of 2009. Second quarter 2009 included gains related to early termination of certain credit insurance and third party servicing contracts.

•

Noninterest expense for the second quarter of 2010 was $65 million compared with $58 million in the first quarter of 2010 and $55 million in the second quarter of 2009. The increase in both comparisons was primarily due to costs related to the third quarter loan sales and higher other real estate owned appraisal costs.

•

Sales of residential mortgage and brokered home equity loans, the majority of which were seriously delinquent, are expected to close in the third quarter. The loans had unpaid principal balances of approximately $2.0 billion and carrying value of approximately $1.0 billion at June 30, 2010.

•

The provision for credit losses was $404 million in the second quarter of 2010 compared with $165 million in the first quarter of 2010 and $30 million in second quarter of 2009. The second quarter 2010 provision included $109 million related to the third quarter loan sales and additional provisions for other seriously delinquent loans.

•

Net charge-offs increased to $264 million for the second quarter of 2010 compared with $111 million for the first quarter of 2010 and $197 million for the second quarter of 2009. The increase included $75 million related to the third quarter loan sale transactions.

•

Loans in this segment require special servicing and management oversight given current loan performance and market conditions. Accordingly, the business activities of this segment are focused on maximizing value within a defined risk profile. This includes selling assets when the terms and conditions are appropriate to reduce future credit and servicing costs.

- more -

PNC Reports Strong Second Quarter Net Income of $803 Million – Page 12

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, asset and liability management activities including net securities gains or losses, other than temporary impairment of debt securities and certain trading activities, equity management activities, integration costs, exited businesses, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles, corporate overhead and intercompany eliminations. Results of operations for PNC Global Investment Servicing are presented as income from discontinued operations, net of taxes, and the business is not a reportable business segment. Business segment results are presented on the basis of continuing operations before noncontrolling interests.

PNC recorded earnings of $218 million in “Other, including BlackRock” for the second quarter of 2010 compared with earnings of $71 million for the first quarter of 2010 and a loss of $228 million for the second quarter of 2009. The increase in second quarter 2010 earnings in both comparisons reflected the reversal of certain accrued liabilities, higher positive impact of net securities gains and other-than-temporary impairment losses on securities, higher results from private equity and alternative investments and lower integration costs. The second quarter 2009 loss included the impact of a $133 million special FDIC assessment.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Executive Vice President and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 8:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 990-2718 or (706) 643-0187 (international), conference ID 85428358. The related financial supplement and presentation slides to accompany the conference call remarks may be found at www.pnc.com/investorevents. A taped replay of the call will be available for one week at (800) 642-1687 or (706) 645-9291 (international), conference ID 85428358.

In addition, Internet access to the call (listen only) and to PNC’s second quarter 2010 earnings release, supplemental financial information and presentation slides will be available at www.pnc.com/investorevents. A replay of the webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

- more -

PNC Reports Strong Second Quarter Net Income of $803 Million – Page 13

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “should,” “project,” “goal” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding some of these factors in our 2009 Form 10-K and first quarter 2010 Form 10-Q, including in the Risk Factors and Risk Management sections of those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

•

Our businesses and financial results are affected by business and economic conditions, both generally and specifically in the principal markets in which we operate. In particular, our businesses and financial results may be impacted by:

•	Changes in interest rates and valuations in the debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of financial markets, including such disruptions in the markets for real estate and other assets commonly securing financial products.

•	Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates.

•	Changes in our customers’, suppliers’ and other counterparties’ performance in general and their creditworthiness in particular.

•	A slowing or failure of the moderate economic recovery that began last year.

•

Continued effects of the aftermath of recessionary conditions and the uneven spread of the positive impacts of the recovery on the economy in general and our customers in particular, including adverse impact on loan utilization rates as well as delinquencies, defaults and customer ability to meet credit obligations.

•	Changes in levels of unemployment.

•

Changes in customer preferences and behavior, whether as a result of changing business and economic conditions, climate-related physical changes or legislative and regulatory initiatives, or other factors.

•

A continuation of turbulence in significant portions of the US and global financial markets, particularly if it worsens, could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities and indirectly by affecting our counterparties and the economy generally.

•

We are likely to be impacted by the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act. Further, as much of that Act will require the adoption of implementing regulations by a number of different regulatory bodies, the precise nature, extent and timing of many of these reforms and the impact on us is still uncertain.

•

Financial industry restructuring in the current environment could also impact our business and financial performance as a result of changes in the creditworthiness and performance of our counterparties and by changes in the competitive and regulatory landscape.

•	Our results depend on our ability to manage current elevated levels of impaired assets.

•

Given current economic and financial market conditions, our forward-looking financial statements are subject to the risk that these conditions will be substantially different than we are currently expecting. These statements are based on our current expectations that interest rates will remain low in the second half of 2010 and our view that the moderate economic recovery that began last year will continue throughout the rest of 2010.

•

Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity, and funding. These legal and regulatory developments could include:

•	Changes resulting from legislative and regulatory responses to the current economic and financial industry environment.

- more -

PNC Reports Strong Second Quarter Net Income of $803 Million – Page 14

•

Other legislative and regulatory reforms, including broad-based restructuring of financial industry regulation as well as changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other aspects of the financial institution industry.

•

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may also include proceedings, claims, investigations or inquiries relating to pre-acquisition business and activities of acquired companies such as National City.

•	The results of the regulatory examination and supervision process, including our failure to satisfy the requirements of agreements with governmental agencies.

•	Changes in accounting policies and principles.

•

Changes resulting from legislative and regulatory initiatives relating to climate change that have or may have a negative impact on our customers’ demand for or use of our products and services in general and their creditworthiness in particular.

•	Changes to regulations governing bank capital, including as a result of the so-called “Basel III” initiatives.

•

Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance, derivatives, and capital management techniques, and by our ability to meet evolving regulatory capital standards.

•

The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can impact our business and operating results.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•	Our ability to implement our business initiatives and strategies could affect our financial performance over the next several years.

•

Our expansion with our National City acquisition in geographic markets and into business operations in areas in which we did not have significant experience or presence prior to 2009 presents greater risks and uncertainties than were present for us in other recent acquisitions.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

•

Our business and operating results can also be affected by widespread disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and capital and other financial markets generally or on us or on our customers, suppliers or other counterparties specifically.

•

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our equity interest in BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, including in the Risk Factors sections of BlackRock’s reports. BlackRock’s SEC filings are accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com. This material is referenced for informational purposes only and should not be deemed to constitute a part of this document.

We grow our business in part by acquiring from time to time other financial services companies. Acquisitions present us with risks in addition to those presented by the nature of the business acquired. These include risks and uncertainties related both to the acquisition transactions themselves and to the integration of the acquired businesses into PNC after closing.

Acquisitions may be substantially more expensive to complete (including unanticipated costs incurred in connection with the integration of the acquired company) and the anticipated benefits (including anticipated cost savings and strategic gains) may be significantly harder or take longer to achieve than expected. Acquisitions may involve our entry into new businesses or new geographic or other markets, and these situations also present risks resulting from our inexperience in those new areas.

As a regulated financial institution, our pursuit of attractive acquisition opportunities could be negatively impacted due to regulatory delays or other regulatory issues. Regulatory and/or legal issues relating to the pre-acquisition operations of an acquired business may cause reputational harm to PNC following the acquisition and integration of the acquired business into ours and may result in additional future costs or regulatory limitations arising as a result of those issues.

[TABULAR MATERIAL FOLLOWS]

- more -

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

Dollars in millions, except per share data

	Three months ended			Six months ended
	June 30 2010	March 31 2010	June 30 2009	June 30 2010	June 30 2009

Revenue
Net interest income	$2,435	$2,379	$2,193	$4,814	$4,513
Noninterest income	1,477	1,384	1,610	2,861	2,976

Total revenue	3,912	3,763	3,803	7,675	7,489
Noninterest expense	2,002	2,113	2,492	4,115	4,650

Pretax, pre-provision earnings (a)	$1,910	$1,650	$1,311	$3,560	$2,839

Provision for credit losses	$823	$751	$1,087	$1,574	$1,967

Income from continuing operations before noncontrolling interests (b)	$781	$648	$195	$1,429	$715

Income from discontinued operations, net of income taxes (c)	$22	$23	$12	$45	$22

Net income	$803	$671	$207	$1,474	$737

Net income attributable to common shareholders	$786	$333	$65	$1,119	$525

Diluted earnings per common share
Continuing operations	$1.43	$.61	$.11	$2.06	$1.11
Discontinued operations (c)	.04	.05	.03	.09	.05

Net income	$1.47	$.66	$.14	$2.15	$1.16
As adjusted (d)	$1.60	$1.31	$.34	$2.91	$1.44

Cash dividends declared per common share	$.10	$.10	$.10	$.20	$.76

Total preferred dividends declared, including TARP	$25	$93	$119	$118	$170
TARP Capital Purchase Program preferred dividends (e)		$89	$95	$89	$142
Impact of TARP Capital Purchase Program preferred dividends per diluted common share		$.18	$.21	$.17	$.32
Redemption of TARP preferred stock discount accretion (e)		$250		$250

PERFORMANCE RATIOS
From continuing operations
Noninterest income to total revenue (f)	38%	37%	42%	37%	40%
Efficiency (g)	51	56	66	54	62
From net income
Net interest margin (h)	4.35%	4.24%	3.60%	4.29%	3.70%
Return on:
Average common shareholders’ equity	11.52	5.37	1.52	8.63	5.72
Average assets	1.22	1.02	.30	1.12	.53

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation.

(a)	We believe that pretax, pre-provision earnings is useful as a tool to help evaluate our ability to provide for credit costs through operations.
(b)	See page 19 for a reconciliation of business segment earnings to income from continuing operations before noncontrolling interests.
(c)	Includes results of operations for PNC Global Investment Servicing Inc. (GIS) for all periods presented. We entered into a definitive agreement to sell GIS in February 2010, and closed the sale on July 1, 2010.
(d)	See reconciliation to “as reported” diluted earnings per share on page 16.
(e)	We redeemed the TARP preferred stock on February 10, 2010.
(f)	Calculated as noninterest income divided by the sum of net interest income and noninterest income.
(g)	Calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(h)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended June 30, 2010, March 31, 2010, and June 30, 2009 were $19 million, $18 million, and $16 million, respectively. The taxable-equivalent adjustments to net interest income for the six months ended June 30, 2010 and June 30, 2009 were $37 million and $31 million, respectively.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

RECONCILIATIONS OF “AS REPORTED” (GAAP) NET INCOME, NET INCOME ATTRIBUTABLE TO COMMON

SHAREHOLDERS AND DILUTED EPS TO “AS ADJUSTED” AMOUNTS

In millions, except per share data

THREE MONTHS ENDED

	June 30, 2010
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income and diluted EPS, as reported			$803	$786	$1.47
Adjustment:
Integration costs	$100	$(35)	65	65.13

Net income and diluted EPS, as adjusted			$868	$851	$1.60

	March 31, 2010
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income and diluted EPS, as reported			$671	$333	$.66
Adjustments:
Integration costs	$113	$(40)	73	73.15
TARP preferred stock accelerated discount accretion (b)				250.50

Net income and diluted EPS, as adjusted			$744	$656	$1.31

	June 30, 2009
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income and diluted EPS, as reported			$207	$65	$.14
Adjustment:
Integration costs	$125	$(34)	91	91.20

Net income and diluted EPS, as adjusted			$298	$156	$.34

SIX MONTHS ENDED
	June 30, 2010
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income and diluted EPS, as reported			$1,474	$1,119	$2.15
Adjustments:
Integration costs	$213	$(75)	138	138.27
TARP preferred stock accelerated discount accretion (b)				250.49

Net income and diluted EPS, as adjusted			$1,612	$1,507	$2.91

	June 30, 2009
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income and diluted EPS, as reported			$737	$525	$1.16
Adjustment:
Integration costs	$177	$(52)	125	125.28

Net income and diluted EPS, as adjusted			$862	$650	$1.44

These tables represent reconciliations of certain “As Reported” (GAAP) amounts to “As Adjusted” amounts for integration costs and the TARP preferred stock accelerated discount accretion. We have provided these adjusted amounts and reconciliations so that investors, analysts, regulators and others will be better able to evaluate the impact of these respective items on the results for and as of the periods presented. We believe that information as adjusted for the impact of the specified items may be useful due to the extent to which the items are not indicative of ongoing operations. Adjusted information supplements our results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results.

(a)	Calculated using a marginal federal income tax rate of 35% and includes applicable income tax adjustments.
(b)	Represents accelerated accretion of the remaining issuance discount on redemption of the TARP preferred stock in February 2010.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	June 30 2010	March 31 2010	June 30 2009
CAPITAL RATIOS
Tier 1 risk-based - as reported (a)	10.8%	10.3%	10.5%
Tier 1 risk-based - pro forma (b)	11.4
Tier 1 common - as reported (a)	8.4	7.9	5.3
Tier 1 common - pro forma (b)	9.0
Total risk-based (a)	14.4	13.9	14.1
Leverage (a)	9.2	8.8	9.1
Common shareholders’ equity to assets	10.6	10.0	6.9

ASSET QUALITY RATIOS
Nonperforming loans to total loans	3.42%	3.66%	2.52%
Nonperforming assets to total loans and foreclosed and other assets	3.92	4.14	2.81
Nonperforming assets to total assets	2.32	2.46	1.66
Net charge-offs to average loans (for the three months ended) (annualized)	2.18	1.77	1.89
Allowance for loan and lease losses to total loans	3.46	3.38	2.77
Allowance for loan and lease losses to nonperforming loans (d)	101	92	110

(a)	The ratios as of June 30, 2010 are estimated.
(b)	The following represents a reconciliation of certain risk-based capital and ratios at June 30, 2010:

Dollars in billions	Tier 1 risk-based (a)	Tier 1 common (a)
Ratios – as reported	10.8%	8.4%
Capital – as reported	$23.4	$18.3
Adjustment:
Net impact of July 1, 2010 sale of GIS (c)	1.4	1.4

Capital – pro forma	$24.8	$19.7

Ratios – pro forma	11.4%	9.0%

(c)	The estimated net impact of this sale is as follows:

In billions
Sales price	$2.3

Less:
Book equity / intercompany debt	(1.7)

Pretax gain	.6
Income taxes	(.3)

After-tax gain	.3

Elimination of net intangible assets:
Goodwill and other intangible assets	1.3
Eligible deferred income taxes on goodwill and other intangible assets	(.2)

Net intangible assets	1.1

Net impact of sale of GIS	$1.4

We believe that the disclosure of these ratios reflecting the estimated net impact of the sale of GIS provides additional meaningful information regarding the risk-based capital ratios at that date and the impact of this event on these ratios.

(d)	Nonperforming loans do not include purchased impaired loans or loans held for sale. Allowance includes impairment reserves attributable to purchased impaired loans.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

BALANCE SHEET DATA

Dollars in millions, except per share data

	June 30 2010	March 31 2010	June 30 2009
Assets	$261,695	$265,396	$279,754
Loans (a) (b)	154,342	157,266	165,009
Allowance for loan and lease losses (a)	5,336	5,319	4,569
Interest-earning deposits with banks (a)	5,028	607	10,190
Investment securities (a)	53,717	57,606	49,969
Loans held for sale (b)	2,756	2,691	4,662
Goodwill and other intangible assets	12,138	12,714	12,890
Equity investments (a)	10,159	10,256	8,168

Noninterest-bearing deposits	44,312	43,122	41,806
Interest-bearing deposits	134,487	139,401	148,633
Total deposits	178,799	182,523	190,439
Transaction deposits	125,712	126,420	120,324
Borrowed funds (a)	40,427	42,461	44,681
Shareholders’ equity	28,377	26,818	27,294
Common shareholders’ equity	27,725	26,466	19,363
Accumulated other comprehensive loss	442	1,288	3,101

Book value per common share	52.77	50.32	42.00
Common shares outstanding (millions)	525	526	461
Loans to deposits	86%	86%	87%

ASSETS UNDER ADMINISTRATION (billions)
Discretionary assets under management	$99	$105	$98
Nondiscretionary assets under administration	100	104	124

Total assets under administration	$199	$209	$222

(a)	Amounts include consolidated variable interest entities. Some June 30, 2010 and March 31, 2010 amounts include consolidated variable interest entities that we consolidated effective January 1, 2010 based on guidance in ASC 810, Consolidation. Our first quarter 2010 Form 10-Q included and our second quarter 2010 Form 10-Q will include additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include items for which we have elected the fair value option. Our first quarter 2010 Form 10-Q included and our second quarter 2010 Form 10-Q will include additional information regarding these Consolidated Balance Sheet line items.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

BUSINESS SEGMENT EARNINGS (LOSS) (a) (b)

In millions

	Three months ended			Six months ended
	June 30 2010	March 31 2010	June 30 2009	June 30 2010	June 30 2009
Retail Banking	$85	$24	$61	$109	$111
Corporate & Institutional Banking	443	360	107	803	466
Asset Management Group	29	39	8	68	47
Residential Mortgage Banking	92	82	92	174	319
Distressed Assets Portfolio	(86)	72	155	(14)	158
Other, including BlackRock (b) (c)	218	71	(228)	289	(386)

Earnings from continuing operations before noncontrolling interests	$781	$648	$195	$1,429	$715

(a)	Our business information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change. Certain prior period amounts have been reclassified to reflect current methodologies and our current business and management structure. Amounts are presented on a continuing operations before noncontrolling interests basis and therefore exclude the earnings attributable to GIS.
(b)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our second quarter 2010 Form 10-Q will include additional information regarding BlackRock.
(c)	Includes earnings and gains or losses related to our equity interest in BlackRock, integration costs, asset and liability management activities including net securities gains or losses, other than temporary impairment of debt securities and certain trading activities, equity management activities, exited businesses, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles (GAAP), corporate overhead and intercompany eliminations.